EXHIBIT 10.53

[*] DENOTES EXPURGATED INFORMATION

                    SEPARATION AGREEMENT AND GENERAL RELEASE

     This SEPARATION AGREEMENT AND GENERAL RELEASE ("Agreement") is made by and between JEFFREY D. WHITE who resides at [*] ("Mr. White") and THE BOSTON BEER COMPANY, INC., a Massachusetts corporation with a principal place of business at One Design Center Place, Suite 850, Boston, MA 02210, for itself and its various subsidiaries and affiliates, including Boston Beer Corporation (collectively, the "Company"), as of the Effective Date (as hereinafter defined).

     Mr. White has been employed by the Company as an employee-at-will and, most recently, as its Chief Operating Officer. Mr. White and the Company have agreed that Mr. White's employment with the Company shall terminate, on and subject to the terms and conditions set forth in this Agreement.

     ACCORDINGLY, in consideration of the mutual covenants to be performed by each of the parties and set forth in their entirety herein, the parties agree as follows:

     1. SEPARATION FROM EMPLOYMENT. Mr. White will continue to perform his job as the Company's Chief Operating Officer through April 27, 2007 (the "Separation Date"), which shall be the last day of Mr. White's employment with the Company. Prior to the Separation Date, Mr. White shall continue to perform his regular and usual duties as Chief Operating Officer, which shall include support and consulting to the new Vice President of Operations to ensure a smooth transition of responsibilities, projects and business continuity. Mr. White shall also endeavor to complete on or before the Separation Date the various special tasks (the "Special Tasks") specified on Exhibit A attached hereto. Notwithstanding the foregoing, Mr. White may devote one day a week on average to pursue career counseling and new employment opportunities. Mr. White shall not, however, enter into any verbal or written agreements or make any binding commitments on behalf of the Company, except with the consent of Martin Roper, the Company's Chief Executive Officer, nor shall Mr. White commit any act or omission which impacts adversely on the business or reputation of the Company. Mr. White shall continue to be paid his salary, at its current rate, and shall receive the benefits he currently receives, provided he continues to make his employee contribution therefor, through the Separation Date and shall be entitled to receive the bonus earned by Mr. White for his performance in 2006 ($49,000). Mr. White shall be paid his accrued but unused vacation pay for 2007, if any, on the Separation Date. In addition, Mr. White shall be paid a bonus within fourteen (14) days after Separation Date or the Effective Date, whichever is later, in accordance with Exhibit A, provided he completes the Special Tasks to the reasonable satisfaction of Mr. Roper. As of Separation Date, Employee will be relieved of further duties and responsibilities and will no longer be authorized to transact business on behalf of Company.

     2. CONSIDERATION. Provided Mr. White executes this Agreement, does not rescind his asset to it as provided in paragraph 8 hereof, and complies with the terms and conditions of this Agreement, the Company shall:

          (a) Pay Mr. White an amount equal to six (6) months of his salary at his current rate, less applicable federal, state, local and other employment-related deductions and payable in a lump sum within fourteen (14) days after the Separation Date or the Effective Date, whichever is later (the "Severance Payment");

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[*] DENOTES EXPURGATED INFORMATION

          (b) Continue to pay its portion of the premium for Mr. White's health and dental benefits that he is currently receiving as a Company benefit through the Separation Date (the "Company's Share"). The Separation Date serves as a "qualifying event" under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") and, hence, health and dental coverage and premiums paid after the Separation Date are pursuant to COBRA. After the Separation Date, the Company will pay the Company's Share for coverage until December 31, 2007, provided that Mr. White timely elects continuation of coverage under COBRA and has made payments of the appropriate amounts due. Thereafter, Mr. White's medical and dental benefits will be continued only to the extent available under COBRA. The Company will forward to Mr. White separate correspondence regarding his COBRA rights prior to the termination of his current benefits. The Employee shall have the right to continue certain other benefits in accordance with any conversion options that exist under Company's benefit plans and

          (c) Pay up to $40,000 in fees for outplacement and career counseling services to a provider of Mr. White's choice, provided that such services are utilized by Mr. White prior to December 31, 2007.

Mr. White acknowledges and agrees that the Severance Payment, the benefits and the other consideration provided for in this Sections 2 are not otherwise due or owing to Mr. White under any employment agreement (oral or written) with the Company or any Company policy or practice, and that the Severance Payment and the other consideration provided for herein are not intended to, and shall not constitute, a severance plan, and shall confer no benefit on anyone other than the Company and Mr. White. Mr. White further acknowledges that, except for the specific financial consideration set forth in this Agreement, Mr. White is not and shall not in the future be entitled to any other compensation or benefit from the Company including, without limitation, other wages, commissions, bonuses, options, stock awards, vacation pay, holiday pay or any other form of compensation or benefit.

     3. ASSISTANCE BY MR. WHITE. Mr. White acknowledges that, during his employment with the Company, he was either directly or indirectly involved in various matters with respect to which the Company may, after the Separation Date, request his assistance. Mr. White agrees to assist the Company, if requested, in any and all matters relating to the Company which may arise as a result of his direct or indirect involvement, at mutually convenient times. In consideration for such services, and provided Mr. White executes this Agreement, does not rescind his assent to it, and complies with its terms, the Company will pay Mr. White a fee of $10,000 per month for a period of six (6) months, commencing on the Separation Date. In addition, should Mr. White wish to continue to be available for such consulting services at the conclusion of such six (6) month period, he may, by providing written notice to the Chief Executive Officer prior to the conclusion of such period, request an extension of up to six (6) months (provided that all payments shall be made before March 15, 2008), for which the Company will pay Mr. White a fee of $7,500 per month for assistance to be provided by telephone or through electronic means.

     4. COVENANTS OF MR. WHITE. Mr. White expressly acknowledges and agrees to the following:

          (a) that by the Separation Date Mr. White will have returned to the Company all Company documents (and any copies thereof in whatever format) and any Company property, including but not limited to, any keys or access badges to the Company facilities and credit cards issued by the Company, and that Mr. White shall abide by any and all common law

[*] DENOTES EXPURGATED INFORMATION

and/or statutory obligations relating to protection and non-disclosure of the Company's trade secrets and/or confidential and proprietary documents and information;

          (b) that all information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by Mr. White and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency, except as may be required in response to a lawful subpoena, or as may be required by state or federal law;

          (c) that Mr. White will not reveal to any person, association or company any trade secrets or confidential information of the Company, except as may be required by the law to be disclosed, provided that Mr. White use his best efforts to notify the Company orally and in writing before making any such intended disclosure;

          (d) that Mr. White will keep secret all such matters that have been entrusted to Mr. White and shall not use or attempt to use any such information in any manner which may injure or cause loss to the Company, whether directly or indirectly;

          (e) that Mr. White will not make any statements that are professionally, commercially or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors and employees) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that Mr. White will not engage in any conduct which is intended to harm professionally, commercially or personally the reputation of the Company (including its officers, directors and employees) except as may be required in response to a lawful subpoena or legal process;

          (f) that Mr. White confirms his obligations contained in the Employment Agreement previously executed by him, a copy of which is attached hereto as Exhibit B and is incorporated herein and made a part hereof. The period covered by the covenant not to compete shall commence as of the Separation Date; and

          (g) that the violation of any of the foregoing covenants by Mr. White would constitute a material breach of this Agreement which would entitle the Company to recover some or all consideration paid or benefits provided pursuant to paragraphs 2 or 3 hereof, as well as attorney's fees and other costs of suit sustained by it in recovering such consideration or benefits, and to be indemnified by Mr. White for such attorney's fees and costs. Mr. White acknowledges that any breach of his obligations hereunder shall cause irreparable harm to the Company for which there is no adequate remedy at law, and that the Company, in its sole discretion, in addition to any other remedies available to it, may bring an action or actions for injunctive relief, specific performance, or both, and have entered a temporary restraining order, preliminary or permanent injunction, or order compelling specific performance and, if successful, recover the costs and attorneys' fees incurred by it in such action from Mr. White.

     5. COVENANTS OF THE COMPANY. Provided Mr. White executes this Agreement, does not rescind his assent to it complies with the terms of this Agreement, Boston Beer agrees that:

[*] DENOTES EXPURGATED INFORMATION

          (a) the Company, by its directors and executive officers, on their own behalf, or on behalf of the Company, will not make any statements that are professionally, commercially or personally disparaging about Mr. White, or are adverse to Mr. White's interests to any person outside of the Company; provided, however, that the foregoing restrictions shall not apply to statements made in response to a lawful subpoena or which may be required pursuant to state or federal law; and

          (b) all information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by the executive officers of the Company, and shall not be publicized or disclosed to any person (other than legal counsel or employees with a need to know, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), except as may be required in response to a lawful subpoena, or as may be required by state or federal law, or in connection with the Company's SEC filings; and

          (c) a violation of any of the foregoing covenants of the Company would constitute a material breach of this Agreement which would entitle Mr. White to recover attorney's fees and other costs of suit sustained by him in recovering damages resulting from such material breach.

     6. GENERAL RELEASE OF CLAIMS BY MR. WHITE.

          (a) Mr. White hereby acknowledges and agrees that by signing this Agreement and accepting any part of the consideration to be provided to him as set forth herein, Mr. White is waiving his right to assert any form of legal claim against the Company whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Effective Date (the "Claim" or "Claims"). Mr. White's waiver and release herein is intended to bar any form of legalClaim, charge, complaint or any other form of action against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Effective Date.

          (b) Without limiting the foregoing general waiver and release, Mr. White specifically waives and releases the Company from any Claim arising from or related to Mr. White's employment relationship with the Company or the termination of his employment, including, without limitation:

               (i) Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, Massachusetts General Laws Chapter 151B, and any similar Massachusetts or other state statute;

[*] DENOTES EXPURGATED INFORMATION

               (ii) Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and any similar Massachusetts, or other state statute;

               (iii) Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence; and

               (iv) Any other Claim arising under state or federal law.

          (c) Notwithstanding the foregoing, this section does not release the Company from (i) any obligation expressly set forth in this Agreement; (ii) any right to indemnification to which Mr. White may be entitled under the Company's Articles of Organization or By-laws; or (iii) any right to reimbursement for business expenses incurred prior to the Separation Date in accordance with Company policy.

     7. LIMITED RELEASE BY THE COMPANY. The Company hereby releases, waives and discharges Mr. White from any and all causes of action or claims which relate to good faith acts of commission or omission by Mr. White during the course of Mr. White's employment by the Company undertaken or not undertaken in the reasonable belief that such acts or omissions were in the best interest of the Company. Nothing in the preceding sentence shall be construed to release any causes of action or claims which may exist arising out of Mr. White's violation of any state or federal laws or regulations. The Company represents and warrants that, at the date hereof, the Company knows of no claims or causes of action arising out of the performance of Mr. White's duties as Boston Beer's Chief Operating Officer.

     8. RESCISSION. It is the Company's desire and intent to make certain that Mr. White fully understands the provisions of this Agreement. To that end, Mr. White has been advised, and has been given the opportunity, to consult with legal counsel for the purpose of reviewing the terms of this Agreement. The Company is providing Mr. White with twenty-one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to the Company. In addition, Mr. White may rescind his assent to this Agreement if, within seven (7) days after he signs this Agreement, he delivers a notice of rescission to Martin Roper, the Company's Chief Executive Officer. To be effective, such rescission must be hand delivered or postmarked within the seven
(7) day period and sent by certified mail, return receipt requested, or by a nationally-recognized overnight delivery service, to Mr. Roper at the Company's principal offices in Boston, Massachusetts as set forth above. This Agreement shall not be effective until such seven (7) day period has expired (the "Effective Date"), and therefore Mr. White shall not receive the Severance Payment or other consideration until, at the earliest, fourteen (14) days following his execution of this Agreement.

     9. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit and be binding upon Mr. White and the Company and their respective heirs, personal representatives,

[*] DENOTES EXPURGATED INFORMATION

successors and assigns. In the event of Mr. White's death, any remaining Severance Payment shall continue to be paid to Mr. White's estate.

     10. VOLUNTARY AGREEMENT. By executing this Agreement, Mr. White is acknowledging that he has been afforded sufficient time to understand the terms and effects of this Agreement, that his agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations to Mr. White inconsistent with the provisions of this Agreement or on which Mr. White have relied in executing this Agreement, except as expressly set forth herein.

     11. ENTIRE AGREEMENT/CHOICE OF LAW/ENFORCEMENT. Mr. White acknowledges and agrees that this Agreement supersedes any and all prior and contemporaneous oral and/or written agreements between Mr. White and the Company, and sets forth the entire agreement between Mr. White and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. This Agreement shall be deemed to have been made in Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles. Mr. White agrees that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and Mr. White further acknowledges that venue for such actions shall lie exclusively in Massachusetts. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

     IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals as of the dates set forth below.


/s/ Kathleen H. Wade                    /s/ Jeffrey D. White
-------------------------------------   ----------------------------------------
Witness                                 Jeffrey D. White

                                        Date: February 2, 2007


                                        THE BOSTON BEER COMPANY, INC., for
                                        itself, its subsidiaries and affiliates


/s/ Kathleen H. Wade                    By: /s/ Martin F. Roper
-------------------------------------       ------------------------------------
Witness                                     Authorized Signatory

                                        Date: February 5, 2007

[*] DENOTES EXPURGATED INFORMATION

                                    EXHIBIT A

                                  Special Tasks

Mr. White will use appropriate efforts to assist in completion of the following tasks as requested by Mr. Koch, Mr. Roper or Mr. Lance.

     1.   Negotiation of [*]

     2.   Negotiation and completion of [*]

     3.   Negotiation and completion of [*]

     4.   Evaluation and negotiation of [*]

     5.   Evaluation, design and negotiation for [*]

     6.   Ongoing supervision of HR, Legal and other matters as requested.

     7. Complete 2006 reviews, 2007 salary adjustments, 2006 bonus assessments and 2007 bonus designs for [*]

     8. Such other matters as may arise to ensure both a smooth transition of responsibilities [*]

The expected bonus shall be $25,000, if appropriate efforts against these tasks is applied.

                              EMPLOYMENT AGREEMENT

AGREEMENT entered into by and between BOSTON BEER COMPANY LIMITED PARTNERSHIP, a Massachusetts limited partnership having its principal place of business at 30 Germania Street, Boston, Massachusetts 02130 (the "Company"), and the undersigned employee of the Company (the "Employee").

     In consideration of the employment or continued employment of the Employee by the Company and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Employee hereby agrees with the Company as follows:

     1. Duties. The Company hereby agrees to employ or continue to employ the Employee in the position identified below the Employee's signature on this Agreement, and the Employee hereby accepts such employment. For so long as he or she is employed by the Company, the Employee shall devote himself or herself to the affairs of the Company on a full business time basis and shall not engage in any other business activities, which, either singly or in the aggregate, materially interfere with his or her duties to the Company.

     2. Compensation. In consideration for the performance by the Employee of his or her duties hereunder, the Company shall pay to the Employee a base salary, payable weekly at the current rate set forth below the Employee's signature on this

                                   EXHIBIT B

Agreement, and such other compensation as the Company may from time to time determine, which the Employee agrees to accept in full satisfaction for his or her services. The Employee shall also be entitled to participate in any employee incentive compensation program (an "Incentive Plan"), adopted from time to time by the Company for its employees generally.

     3. Proprietary Information. The Employee hereby acknowledges that the techniques, recipes, formulas, programs, processes, designs and production, distribution, business and marketing methods, manuals, training methods and materials used and to be used by the Company are of a confidential and secret character, of great value and proprietary to the Company. The Company shall give or continue to give the Employee access to the foregoing categories or confidential and secret information and the trade secrets of its customers (collectively, "Proprietary Information"), so long as the Employee continues to provide services to the Company, and permit the Employee to work thereon and become familiar therewith to whatever extent the Company in its sole discretion determines. The Employee agrees that, without the prior written consent of the Company, he or she shall not, during his or her employment by the Company or at any time thereafter, divulge to anyone or use to his or her benefit any Proprietary Information, unless such Proprietary Information shall be in the public domain in a reasonably integrated form through no fault of the Employee.

The Employee further agrees to take all reasonable precautions to protect from loss or disclosure all documents supplied to the Employee by the Company and all documents, notebooks, materials and other data relating to any work performed by the Employee or others relating to the Proprietary Information, and upon termination for whatever reason of the Employee's employment with the Company, to deliver these documents, notebooks, materials and data forthwith to the Company.

     4. Covenant Not-to-Compete. In specific consideration for his or her eligibility to participate in an Incentive Plan, the Employee hereby agrees to be bound by the provisions of this Section 4. During the period commencing on the date hereof and continuing until the expiration of one (1) year from the date on which the Employee last receives compensation in any form from the Company, the Employee shall not, without the prior written consent of the Company, which consent the Company may grant or withhold in its sole discretion, engage, directly or indirectly, for his or her own account or the account of others, as an employee, consultant, partner, officer, director or stockholder (other than a holder of less than five percent (5%) of the issued and outstanding stock or other equity securities of an issuer whose securities are publicly traded), or otherwise, in the importing, production, marketing or distribution to distributors of any beer or ale brewed outside of the United States which is imported into the United States or any American beer or ale having a wholesale price within twenty percent (20%) of the wholesale price of any of the Company's products.

     5. Remedy for Breach. The Employee expressly recognizes that any breach of this Agreement by him or her is likely to result in irreparable injury to the Company and agrees that, in addition to any other rights or remedies which the Company may have, the Company shall be entitled, if it so elects to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement; to enforce the specific performance of this Agreement by the Employee; and to enjoin the Employee from activities in violation of this Agreement.

     6. Entire Agreement; Modification. This instrument contains the entire Agreement of the Company and the Employee with respect to the subject matter contained herein and may be altered, amended or superseded only by an agreement in writing, signed by both parties or the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. No action or course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms and conditions of this

Agreement, or of such terms and conditions, on any other occasion.

     7. Severability. The Employee and the Company hereby expressly agree that the provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any provision or covenant herein contained is invalid, in whole or in part, the remaining provisions shall remain in full force and effect and any such provision or covenant shall nevertheless be enforceable as to the balance thereof.

     8. Binding Effect; Benefit. This Agreement shall be binding upon the Employee, without regard to the duration of his or her employment by the Company or the reasons for the cessation of such employment, and upon his or her administrators, executors, heirs, and assigns, and shall inure to the benefit of the Company and its affiliates and subsidiaries, and its and their successors and assigns.

     9. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered and have the force and effect of an original.

     10. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf and the Employee has hereunto set his or her hand and seal, all as of the date first above written.

                                        BOSTON BEER COMPANY LIMITED
                                        PARTNERSHIP


                                        By: /s/ Alfred W. Rossow, Jr.
                                            ------------------------------------


                                        /s/ Jeffrey White
                                        ----------------------------------------
                                        Signature of Employee

                                        JEFFREY WHITE
                                        Name of Employee

                                        OPERATIONS MANAGER
                                        Position

                                        $57,500
                                        Current Pay Rate